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Exhibit 16.1

KPMG LLP
Suite 1600
111 North Orange Avenue PO Box 3031
Orlando, FL 32802

December 28,2006
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We are currently principal accountants for Capital City Bank Group, Inc. (the Company) and, under the date of March 16, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004. On December 21, 2006, we were notified that the Company engaged Ernst and Young LLP (E&Y) as its principal accountant for the year ending December 31, 2007 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2006, and the issuance of our report thereon. We have read the Company's statements included under Item 4.01 of its Form 8-K dated December 21, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with any of the statements made in the last paragraph.
Very truly yours,

KPMG LLP